Exhibit 5.1

[ALSTON & BIRD LLP LETTERHEAD]

January 17, 2006

Mohawk Industries, Inc.

P.O. Box 12069

160 S. Industrial Boulevard

Calhoun, Georgia 30701

Re:	Prospectus Supplement to Registration Statement on Form S-3 (No. 333-130910)

Ladies and Gentlemen:

We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the ”Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated January 11, 2006 (the “Prospectus Supplement”), to the prospectus, dated January 9, 2006 (the ”Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as part of the Registration Statement on Form S-3 of the Company (File No. 333-130910), relating to the offering by the Company of $500,000,000 aggregate principal amount of 5.750% Senior Notes due 2011, and $900,000,000 aggregate principal amount of 6.125% Senior Notes due 2016 (collectively, the “Notes”) to be issued under the Indenture, dated as of January 9, 2006, between the Company and SunTrust Bank, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 17, 2006 (as so amended, the “Indenture”). The Notes will be sold pursuant to an Underwriting Agreement, dated January 11, 2006 (the ”Underwriting Agreement”), between the Company and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as representatives of the several Underwriters named therein (the “Underwriters”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the final term sheet filed by the Company with the Commission on January 11, 2006, as a free writing prospectus pursuant to Rule 433 of the Securities Act, (v) the Underwriting Agreement, (vi) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Prospectus as of the date hereof, (vii) an executed copy of the Indenture, (viii) the Restated Certificate of Incorporation of the Company, as amended, (ix) the Restated By-laws of the Company, as amended, (x) certain resolutions of the Board of Directors of the Company and/or committees thereof, (xi) the Form T-1 Statement of Eligibility of the Trustee

filed as an exhibit to the Registration Statement and (xii) the form of the global certificates evidencing Notes. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of Georgia, the laws of the State of New York, the General Corporation Law of the State of Delaware and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the seventh paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon the foregoing, it is our opinion that, assuming due authorization, execution and delivery of the Indenture by the Trustee, the Indenture is a valid and binding agreement of the Company, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which a proceeding may be brought; and upon due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes will be validly issued and will constitute legally binding obligations of the Company entitled to the benefits of the Indenture, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of the Securities” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ R. David Patton
R. David Patton, A Partner